                                                                     EXHIBIT 2.1


                                   AGREEMENT

                 THIS AGREEMENT, dated as of October 11, 1995, is by and between Bruce Brickman, an individual residing at 10 Daum Road, Manalapan, NJ 07726, Stephen Carter, an individual residing at 11C Franklin Greens, Somerset, NJ 08873, Richard Mammone, an individual residing at 182 Beaumonte Way, Bridgewater, NJ 08807, Jeffrey Milanette, an individual residing at 325 Kimball Ave., Westfield, NJ 07090, Manish Sharma, an individual residing at BPO 23899, P.O. Box 1119, Piscataway, NJ 08855, and Rutgers University, The State University of New Jersey, Office of Corporate Liaison and Technology Transfer, ASB Annex II, Bevier Road, P.O. Box 1179, Piscataway, New Jersey 08855-1179 (collectively, the "Parties").

                 WHEREAS, each of the Parties is a shareholder in SpeakEZ, Inc., a New Jersey corporation ("SpeakEZ");

                 WHEREAS, under the terms of a certain Acquisition Agreement and Plan of Merger dated as of September 7, 1995 between Tele-Matic Corporation ("Tele-Matic") and SpeakEZ (the "Acquisition Agreement"), SpeakEZ is to be acquired by Tele-Matic through the merger of Tele-Matic's wholly owned subsidiary, Tele-Matic Merger Corporation, with and into SpeakEZ;

                 WHEREAS, under the terms of the Acquisition Agreement the shareholders of SpeakEZ are to receive (i) shares of Tele-Matic common stock having a value (based upon the average market value of such stock for the five business days preceding the closing date) of $2,655,000 ("Tele-Matic Shares"),
(ii) Notes in the amount of $75,000 bearing interest at the rate of 8% per annum with principal and interest payable on January 3, 1996 (the "Notes"), and
(iii) cash in the amount of $270,000 (items i, ii and iii shall hereinafter be collectively referred to as the "Consideration");

                 WHEREAS, Tele-Matic has indicated to the Parties that the Consideration may be comprised of different amounts of Notes, Tele-Matic Shares and cash, if the Parties so desire (see Paragraph 3 below); and

                 WHEREAS, the Parties desire to allocate the Consideration among themselves in a manner different than a straight pro rata distribution of the Consideration.
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                 NOW, THEREFORE, in consideration of the premises, the mutual covenants herein contained, and other good and valuable consideration, it is hereby agreed as follows:

                 1.       Percentage in SpeakEZ.   Each of the Parties hereby
agrees that the following represents the ownership of all of the shareholders in SpeakEZ:

         Shareholder              No. Shares       Percent Ownership
         -----------------------------------------------------------
         Manish Sharma            125 shares      5% equity
         Stephen Carter           125 shares      5% equity
         Bruce K. Brickman        175 shares      7% equity
         Jeffrey Milanette        250 shares     10% equity
         Rutgers University        75 shares      3% equity
         Richard Mammone         1750 shares     70% equity

                 2. Pro Rata Entitlement. Each of the Parties hereby acknowledges that if the Parties wanted to receive their pro rated portion of the Consideration granted to them under the terms of the Acquisition Agreement, the Consideration would be distributed as follows:

                                  No. Tele-Matic
         Shareholder              Shares*          Note Amount      Cash
         --------------------------------------------------------------------
         Manish  Sharma           9,681            $  3,750         $ 13,500
         Stephen  Carter          9,681            $  3,750         $ 13,500
         Bruce K. Brickman       13,553            $  5,250         $ 18,900
         Jeffrey Milanette       19,362            $  7,500         $ 27,000
         Rutgers University       5,809            $  2,250         $  8,100
         Richard  Mammone       135,533            $ 52,500         $189,000

         * Based on $13.7125 per Tele-Matic share; $13.7125 being the average closing price for such shares for the five (5) days immediately preceding the closing as provided in the Acquisition Agreement.




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

                 3. Agreed Entitlement. Each of the Parties hereby agrees that he or it shall receive the following distribution of the Consideration for the shares of stock in SpeakEZ set forth in Paragraph 1 (the "Agreed Entitlement"):

                                  No. Tele-Matic
         Shareholder              Shares*          Note Amount      Cash
         ---------------------------------------------------------------
         Manish  Sharma            9,845           $      0         $  15,000
         Stephen  Carter           7,293           $      0         $  50,000
         Bruce K. Brickman        13,491           $      0         $  25,000
         Jeffrey Milanette        10,939           $ 85,000         $  65,000
         Rutgers University            0           $      0         $  90,000
         Richard Mammone         153,145           $      0         $       0

         * Based on $13.7125 per Tele-Matic share; $13.7125 being the average closing price for such shares for the five (5) days immediately preceding the closing as provided in the Acquisition Agreement.

                 4. Waiver of All Other Consideration. Each of the Parties hereby agrees that upon the execution of this Agreement, said Party shall have all right, title and interest in, and own in absolute, the Agreed Entitlement set forth opposite said Party's name in Paragraph 3 of this Agreement to have and to hold forever and said Party waives and relinquishes any and all claim, right or title forever to any other portion of the Consideration offered under the Acquisition Agreement, including without limitation any Consideration that would have been received by said Party in a distribution as set forth in Paragraph 2.

                 5. Notice. Whenever under the provisions of this Agreement notice is required to be given, it shall be in writing and shall be deemed given when either served personally or mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to the Parties at their addresses as set forth above, or to such other address as the Parties shall give written notice to the others from time to time in accordance with this Paragraph.

                 6. Consent to Jurisdiction. Each of the Parties hereby consents to accept service by certified mail at the address set forth at the beginning of this Agreement, or at the address each such Party may so designate pursuant to notice under Paragraph 5, in any action or proceeding against a Party arising out of or in connection with this Agreement. Each Party hereby consents that any action or proceeding against him or it be commenced and maintained in any court within the State of New Jersey or in the United States District of New Jersey by service of process on him or it as permitted hereunder; and each Party consents that the courts of the State of New Jersey and the United States District Court for the District of New Jersey





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shall have jurisdiction with respect to the subject matter hereof and consents to the venue of such courts.

                 7. Amendments. This Agreement may not be amended or supplemented at any time unless by a writing executed by the Parties hereto, and all such amendments and supplements shall, except as otherwise provided hereinafter, be binding upon all other persons interested herein. No amendment, supplement or termination of this Agreement shall affect or impair any rights or obligations which have heretofore matured hereunder.

                 8. Pronouns. All references made and pronouns used herein shall be construed in the singular or plural and in such gender as the sense and circumstances require.

                 9. Severability. If any provision of this Agreement shall be declared invalid or illegal for any reason whatsoever, then notwithstanding such invalidity or illegality, the remaining terms and provisions of the within Agreement shall remain in full force and effect in the same manner as if the invalid or illegal provision had not been contained herein.

                 10. Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto, and to their respective heirs, executors, administrators, successors and assigns, and shall be binding upon any person to whom the Agreed Entitlement is transferred in violation of the provisions of this Agreement, and the heirs, executors, administrators, successors or assigns of such person.

                  11. Termination. This Agreement shall terminate upon the written consent of the Parties hereto.

                  12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.





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                 IN WITNESS WHEREOF, the Parties hereto have hereunto placed their signatures, or caused these presents to be properly executed by their duly authorized corporate officers, as of the day and year first above written.


                                              /s/ MANISH SHARMA
                                              -------------------------------
                                              Manish Sharma

                                              /s/ STEPHEN CARTER
                                              --------------------------------
                                              Stephen Carter

                                              /s/ BRUCE K. BRICKMAN
                                              --------------------------------
                                              Bruce K. Brickman

                                              /s/ JEFFREY C. MILANETTE
                                              --------------------------------
                                              Jeffrey Milanette

                                              /s/ RICHARD MAMMONE
                                              --------------------------------
                                              Richard Mammone


                                              RUTGERS UNIVERSITY

                                              By:
                                                 -----------------------------
                                                  Name:
                                                  Title:



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